EXHITIB XI
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                  COMPUDYNE CORPORATION AND SUBSIDIARIES
               COMPUTATION OF EARNINGS PER COMMON AND COMMON
                             EQUIVALENT SHARE



(In thousands, except per share amounts)
                                        Year Ended December 31,
                                   1995      1994         1993
Primary (loss) earnings per share:
  (Loss) earnings from continuing
     operations before
     extraordinary item            $ (210)   $2,065    $  253
  Discontinued operations            (453)      (860)    (211)
  Extraordinary item                   -        523       161
     Net (loss) earnings           $ (663)   $1,728    $  203

Weighted average common and
common equivalent share            1,657      1,748     1,686
Adjustment to options                  -          -          -
Primary shares                     1,657      1,748     1,686

(Loss) earnings per share:
  Continuing operations before
  extraordinary item              $ (.13)    $ 1.18     $  .15
  Discontinued operations            (.27)      (.49)      (.13)
  Extraordinary item       -          .30        .10
     Net (loss) earnings           $ (.40)   $  .99     $  .12

Fully diluted (loss) earnings per share:
  (Loss) earnings from
     continuing operations
     before extraordinary item     $ (210)   $2,069    $  293
  Adjustment for interest
     on promissory notes              13          -         -
  Discontinued operations           (453)      (860)     (211)
  Extraordinary item                   -         523      161
    Net (loss) earnings           $ (650)    $1,728    $  203

Weighted average common and
 common equivalent share           1,657      1,748     1,686
Conversion of preferred
 shares and promissory notes        509          -          -
Fully diluted shares              2,166       1,748     1,686

(Loss) earnings per share:
  Continuing operations
  before extraordinary item      $ (.09)     $ 1.18    $  .15
  Discontinued operations          (.21)        (.49)     (.13)
  Extraordinary item                 -          .30       .10
     Net (loss) earnings         $ (.30)      $  .99    $  .12

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